1. Name and Address of Reporting Person
   Grum, Clifford J.
   Temple-Inland Inc.
   303 South Temple Drive
   Diboll, TX 75941
2. Issuer Name and Ticker or Trading Symbol
   Tupperware Corporation (TUP)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   10/01/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       09/27/2002 A <F1>        257         A      $0.0000    5557             D
Common Stock                                                                              23000            I           By The
                                                                                                                       Deerfield
                                                                                                                       Corporation

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $22.76                                               05/14/2012 Common                      4000     D
(Right to buy)                                                                 Stock
Stock Option   $9.11                                                05/10/2010 Common                      2000     D
                                                                               Stock
Stock Option   $11.375                                              05/10/2009 Common                      2000     D
                                                                               Stock
Stock Option   $11.38                                               05/14/2012 Common                      1000     D
                                                                               Stock
Stock Option   $11.78                                               06/04/2011 Common                      1000     D
                                                                               Stock
Stock Option   $13.95                                               05/07/2008 Common                      2000     D
                                                                               Stock
Stock Option   $14.5                                                05/05/2003 Common                      5409     D
                                                                               Stock
Stock Option   $20                                                  05/05/2007 Common                      2000     D
                                                                               Stock
Stock Option   $23.85                                               05/04/2004 Common                      5408     D
                                                                               Stock
Stock Option   $25.2851                                             05/01/2006 Common                      1000     D
                                                                               Stock
Stock Option   $31.43                                               05/03/2005 Common                      5409     D
                                                                               Stock

Explanation of Responses:

<F1>
Shares issued for a portion of annual retainer under the issuer's Director Stock Plan in transaction exempt under Rule 16b-3(d).

SIGNATURE OF REPORTING PERSON
/s/ Clifford J. Grum

DATE
10/01/2002